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                                             EXHIBIT 10(b) Page 1 of 7


                      NORFOLK SOUTHERN CORPORATION
                        MANAGEMENT INCENTIVE PLAN

                  AS AMENDED EFFECTIVE JANUARY 1, 1996


Section I.     PURPOSE OF THE PLAN

     It is the purpose of the Norfolk Southern Corporation Management Incentive Plan (Plan) to enhance increased profitability for Norfolk Southern Corporation by rewarding executive personnel of Norfolk Southern Corporation and its affiliates with a bonus for collectively striving to attain and surpass profit objectives.


Section II.    ADMINISTRATION OF THE PLAN

     The Compensation and Nominating Committee of the Board of Directors of Norfolk Southern Corporation shall administer and interpret this Plan and, from time to time, adopt such rules and regulations and make such recommendations to the Board of Directors concerning Plan changes as are deemed necessary to insure effective implementation of this Plan.

     No executive may simultaneously participate in more than one Norfolk Southern Corporation Incentive Group.


Section III.   RECOMMENDATION TO THE BOARD OF DIRECTORS

     The Compensation and Nominating Committee shall recommend to the Board of Directors:

     A.   The Incentive Groups for the incentive year, and

     B. The maximum bonus level for each Incentive Group for the incentive year.


Section IV.    TYPE OF INCENTIVE BONUS

     By December 22 of the year prior to the incentive year, each participant must elect to receive any incentive bonus which may be awarded to him or her for the incentive year either 100% cash or deferred in whole or in part. A participant shall be permitted to defer only 25%, 50%, 75% or 100% of the bonus for any incentive year. If the participant elects to receive 100% cash, the entire amount of the bonus for the incentive year shall be distributed to the participant, or his or her beneficiary, as hereinafter defined on or before March 1 of the year following the incentive year. If deferred in whole or in part, the amount deferred shall be allocated to the participant's deferred savings account on or before March 1 of the year following the incentive year
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                                             EXHIBIT 10(b) Page 2 of 7


and the remainder, if any, shall be distributed in cash to the participant or his or her beneficiary on or before March 2 of the year following the incentive year. However, all amounts deferred under this Plan shall be allocated to the Norfolk Southern Corporation
Officers' Deferred Compensation Plan and such deferrals will be governed by the provisions of that plan.

     Failure on the part of the participant to elect a deferral by December 22 of the year prior to the incentive year, either in whole or in part for the incentive year, shall be deemed to constitute an election by such participant to receive the entire incentive bonus for the incentive year as a cash bonus.

     The Board of Directors shall have the right to reject all deferral elections if, in its sole discretion, it shall determine prior to the close of an incentive year that deferral has become inadvisable, and, if such right shall be exercised, all incentive bonuses earned under the Plan for such year shall be payable in cash, as provided for in the third sentence of this Article IV.


Section V.     INCENTIVE BONUS FUND

     A single bonus fund representing a combined fund for both this Plan and the Executive Management Incentive Plan shall be determined and made available annually for each incentive year equal to 0.75% of Pre-tax Net Income (Norfolk Southern's income before state and federal income taxes as reported in the annual consolidated financial statements for the incentive year plus interest expense on debt due after one year) when the return on Average Invested Capital (the average of Norfolk Southern stockholders' equity plus debt due after one year at the beginning and end of the incentive year) equals 10%, and 1.5% of Pre-Tax Net Income when the return on Average Invested Capital equals or exceeds 20%. At any intermediate level of return on Average Invested Capital between 10% and 20%, the bonus fund shall be calculated at an interpolated percentage of Pre-tax Net Income between the 0.75% minimum and 1.5% maximum levels. In computing Pre-tax Net Income, special charges and restructuring charges, and unusual or infrequent accounting adjustments which are significant, and restatements or reclassifications, all as determined in accordance with Generally Accepted Accounting Principles, which would have the effect of reducing Pre-tax Net Income, shall be excluded, but such Pre-tax Net Income shall be adjusted for any expenses attributable to bonuses paid or accrued under this Plan and the Executive Management Incentive Plan. The Compensation and Nominating Committee of the Board of Directors shall have the right to reduce the bonus fund for all or any portion of such excluded accounting adjustments, restatements or reclassifications, or by any other amount the Compensation and Nominating Committee deems appropriate.

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                                             EXHIBIT 10(b) Page 3 of 7


     The portion of the total bonus fund available to be awarded under this Plan for the incentive year shall be determined by multiplying the total bonus fund by a fraction whose numerator is the sum of the maximum bonus payable to all Plan participants eligible to receive a bonus award and whose denominator is the sum of the maximum bonus payable to all employees eligible to receive a bonus award under this Plan or the Executive Management Incentive Plan.

     The Plan portion of the total bonus fund, determined for any incentive year, which is not absorbed fully by bonus awards pursuant to
Article VI will be carried over to subsequent incentive years and may thereafter be later awarded under this Plan at the discretion of the Chief Executive Officer.


Section VI.    BONUS AWARDS

     The portion of the total bonus fund available to be awarded under this Plan for the incentive year pursuant to the formula set forth in
Article V shall be divided among each Incentive Group under this Plan in proportion to the maximum bonus payable for that Incentive Group, and the percentage bonus allocable to each Incentive Group participant in this Plan shall be determined by multiplying the bonus fund allocated to that Incentive Group by the ratio of the participant's total salary paid during the incentive year to the total salaries paid to all participants in that Incentive Group. The Chief Executive Officer may review and adjust the bonus award of any Incentive Group participant between 0% and 125% based on the individual's performance, subject to the availability of bonus fund carryovers needed to absorb any net increase in the amount of awards for the applicable Incentive Group. In no event, however, may the total bonus award to all Incentive Groups for an incentive year exceed the maximum bonus levels for all Incentive Groups as determined by the Board of Directors upon the recommendation of the Compensation and Nominating Committee.

     If the employment of a participant who is employed by Norfolk Southern Corporation or its affiliates during the incentive year terminates prior to the end of such year by reason of (1) death, or (2) normal retirement, early retirement or total disability under applicable Norfolk Southern Corporation plans and policies, then the phrase "total salary paid during the incentive year" means base salary paid to the participant during that portion of such year of employment prior to his or her termination and through the end of the calendar month in which employment terminates but excludes any cash paid with respect to such participant's unused vacation.
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                                             EXHIBIT 10(b) Page 4 of 7


No incentive bonus for any incentive year shall be awarded or paid to any participant whose employment with Norfolk Southern Corporation and all its affiliates terminates before the end of such incentive year for a reason other than one of those specifically stated in the preceding sentence.

     If a participant becomes eligible for the Plan during the year or becomes eligible for a different Incentive Group, then the amount of the award shall be adjusted proportionally to reflect such changes.


Section VII.   CALCULATION OF CREDITS TO BE ALLOCATED

     The credit allocated to a participant's deferred savings account for any incentive year is calculated by dividing the actual dollar value of the deferred bonus for such year by the average of the closing prices for Norfolk Southern Corporation Common Stock on the New York Stock Exchange for all of the trading days in December of such year. Such credits were calculated to the nearest one hundredth of a credit.

     However, solely at the discretion of the Compensation and Nominating Committee, the calculation of all credits allocated to the deferred savings account of a participant in active service on January 1, 1987, may be changed from a credit based on the price of Norfolk Southern Corporation Common Stock to a cash credit. A one-time request for such a change in the method of calculating credits may be made by the participant by March 16, 1987, and, if approved by the Compensation and Nominating Committee, the balance of the participant's deferred savings account as of February 28, 1987, including amounts deferred for incentive year 1986, shall be converted to a cash credit based on the New York Stock Exchange closing price for Norfolk Southern Corporation Common Stock on February 27, 1987, and shall thereafter accrue an amount equivalent to interest (Interest), compounded annually, at the rate of fifteen percent (15%).

     All amounts deferred under this Plan are allocated to the Norfolk Southern Corporation Officers' Deferred Compensation Plan and are governed by the provisions thereof.


Section VIII.  NATURE OF DEFERRED SAVINGS ACCOUNT

     The deferred savings account is merely a bookkeeping account maintained by Norfolk Southern Corporation for the express purpose of recording a participant's deferred bonus credits and determining the amounts payable by Norfolk Southern Corporation under this Plan. The deferred savings account for a participant shall not be deemed to constitute either in whole or in part a trust fund for the benefit of such participant.


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                                             EXHIBIT 10(b) Page 5 of 7


Section IX.    RESTRICTIONS ON DEFERRED SAVINGS ACCOUNT

     The credits allocated to a participant's deferred savings account under this Plan are restricted in that they shall not be sold, assigned, transferred or pledged as collateral for a loan or as security for the performance of any other obligation or for any other purpose, or exchanged or otherwise disposed of.


Section X.     CHANGES IN CREDIT

     Unless the Compensation and Nominating Committee has changed the calculation of credit under Article VII to an amount equivalent to Interest, if at any time a cash dividend is paid, or if a stock dividend, a stock split, a combination or other change occurs with respect to Norfolk Southern Corporation Common Stock, the number of credits in a participant's deferred savings account shall be increased or decreased so as to give effect to such cash dividend, stock dividend, stock split, combination or other change. Any such change shall be reflected in each such account during the calendar year in which it occurs. Any new or changed credits resulting therefrom shall be calculated to the nearest one hundredth of a credit and shall be subject to the restrictions and provisions set forth herein applicable thereto.


Section XI.    DISTRIBUTION WITH RESPECT TO DEFERRED CREDITS

     During the first 10 years following a participant's termination of employment, the credits in his or her deferred savings account shall be periodically converted into cash, as provided for below, and distributed to that participant, or to his or her beneficiary as hereinafter defined, pursuant to the following provisions. In any event, distribution of such cash to the participant shall be completed by the end of the 10-year period.

     For the purpose of this Plan, a beneficiary shall be either (1) the named beneficiary or beneficiaries designated as hereinafter provided for by the participant, or (2) in the absence of any such designation, including absence by revocation of any previous designation, a legal representative of the participant, duly appointed in the case of incompetency or death of the participant. A participant may designate both primary and contingent named beneficiaries. A participant may revoke or change any designation. To be effective, the designation of a named beneficiary or beneficiaries, or any change in or revocation of any designation, must be on a form provided by Norfolk Southern Corporation signed by the participant and filed with the Office of the Vice President-Personnel, Norfolk Southern Corporation, prior to the death of such participant. Any such designation, change or revocation shall be ineffective to invalidate any cash payment made or other action taken by
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                                             EXHIBIT 10(b) Page 6 of 7


Norfolk Southern Corporation pursuant to this Plan prior to the receipt of same by Norfolk Southern Corporation. The determination by Norfolk Southern Corporation of a beneficiary or beneficiaries, or the identity thereof, or the rights of same, based on proof by affidavit or other written evidence satisfactory to Norfolk Southern Corporation shall be conclusive as to the liability of Norfolk Southern Corporation and any payment made in accordance therewith shall discharge Norfolk Southern Corporation of its obligation under this Plan for such payment.

     Norfolk Southern Corporation shall make a payment each calendar month within the 10-year period to the participant or his or her beneficiary, computed as follows:

     Upon termination of employment, the number of credits in the deferred savings account of such participant shall be ascertained. Thereafter, there shall be added to such account the number of additional credits, if any, due to be allocated thereto as a result of any incentive bonus awarded such participant for any incentive year, or portion of such year, preceding termination of employment. Any change in credits referred to in Article X occurring between such participant's termination of employment and the end of the 10-year period will be reflected in such account. Each monthly payment payable in any calendar year shall be an amount equal to the number of credits in such account as of January 1 that year, multiplied by the average of the closing prices for Norfolk Southern Corporation Common Stock on the New York Stock Exchange for all of the days in December of the previous calendar year for which there is a closing price, multiplied by a fraction the numerator of which is "1" and the denominator of which is the number of monthly payments remaining to be paid in the 10-year period as of January 1 of the calendar year.
The number of credits in such account shall be reduced effective January
1 of each year during the 10-year period by the credit equivalent of the payments made during the previous year. However, in the event the calculation of the credit allocated to the deferred savings account of a participant is changed from a credit based on the price of Norfolk Southern Corporation Common Stock to a cash credit based on Interest, then the monthly payment shall be an amount sufficient to amortize the participant's deferred savings account together with Interest over the 10-year period. If the deferred savings account on January 1 of the year following termination contains a value as calculated above of less than $10,000, the entire amount will be paid in full within 45 days in lieu of payment over a 10-year period as outlined in the preceding paragraph.


Section XII.   DISTRIBUTION IN CASE OF TERMINATION

     The Board of Directors, in its sole discretion, may authorize and direct Norfolk Southern Corporation to make payments after termination of employment of a participant to such participant or his or her beneficiary in a lump sum or over a period other than that provided for in Article XI, and to charge such payments against the participant's deferred

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                                             EXHIBIT 10(b) Page 7 of 7


savings account. Such accelerated distribution may be made only (1) in the event of a financial emergency which is beyond the control of the participant if disallowance of the accelerated distribution would result in severe financial hardship to the participant or beneficiary, and only in an amount necessary to satisfy the financial emergency, or (2) if in the written opinion of counsel, payment in accordance with Article XI could create a conflict of interest for the participant or beneficiary; provided, that all amounts due to the participant or beneficiary under this Plan shall in all events be paid to the participant or beneficiary by the end of the 10-year period referred to in Article XI. No participant or beneficiary who is also a member of the Board of Directors shall participate in any decision of the Board to make accelerated payments under this Article XII.


Section XIII.  NO GUARANTEE OF CONTINUANCE OF EMPLOYMENT

     Nothing contained in this Plan or in any designation of a participant hereunder shall constitute or be deemed to constitute any evidence of an agreement or obligation on the part of Norfolk Southern Corporation or its affiliates to continue to employ any such participant for any period whatsoever.


Section XIV.   AMENDMENT TO AND TERMINATION OF PLAN

     Norfolk Southern Corporation reserves the right at any time by a resolution duly adopted by its Board of Directors to amend this Plan in any manner or to terminate it at any time, except that no such amendment or termination shall deprive a participant or beneficiary of any rights hereunder theretofore legally accrued, and no such termination shall be effective for the year in which such resolution is adopted.


Section XV.    RECALCULATION EVENTS

     Norfolk Southern Corporation's commitment to accrue and pay Interest as provided in Article VII is facilitated by the purchase of corporate-owned life insurance. If the Compensation and Nominating Committee, in its sole discretion, determines that any change whatsoever in Federal, State or local law, or in its application or interpretation, has materially affected, or will materially affect, the ability of Norfolk Southern Corporation to recover the cost of providing the benefits otherwise payable under the Plan, then if the Compensation and Nominating Committee so elects, a Recalculation Event shall be deemed to have occurred. If a Recalculation Event occurs, then Interest shall be recalculated and restated using a lower rate of Interest determined by the Compensation and Nominating Committee, but which shall be not less than seven and one-half percent (7-1/2).